                COOPERATIVE AGREEMENT FOR LICENSED MANUFACTURING OF
                           FERROELECTRIC RFID PRODUCTS


     THIS AGREEMENT (the "Agreement") is made on the 21 day of June, 1995 by and between Racom Systems, Inc., a corporation organized under the laws of Delaware, U.S.A. having its principal place of business at 6080 Greenwood Plaza Boulevard, Englewood, Colorado 80111 ("Racom"), and Rohm Co., Ltd., a corporation organized under the laws of Japan, having its principal place of business at 21, Saiin Mizosaki-cho, Ukyo-Ku, Kyoto, 615, Japan ("Rohm").

                                 WITNESSETH THAT:

     WHEREAS, Racom has developed a ferroelectric RFID technology and products based upon an underlying technology licensed from Ramtron International Corporation ("Ramtron"); and

     WHEREAS, Rohm has licensed Ramtron's ferroelectric technology for certain uses excluding ferroelectric RFID applications and desires to participate in the market opportunity for Custom Ferroelectric RFID Products in Japan and for Japanese Based Customers; and

     WHEREAS, Racom and Rohm wish to cooperate in the design, licensed manufacture and sale of custom ferroelectric products within Japan and for Japanese Based Customers; and

     WHEREAS, Racom and Rohm desire to enter into this Agreement to definitively set forth their respective rights concerning such license.

          NOW, THEREFORE, the parties hereto agree as follows:

                                    AGREEMENT


                                   ARTICLE ONE

                                   DEFINITIONS


     When used in this Agreement, the following terms have the following meanings:

     1.1 "CUSTOM FERROELECTRIC RFTD PRODUCTS" means single chip RFID products utilizing the Ferroelectric RFID Technology and consisting of or containing application specific integrated circuits (ASICs) which are designed, manufactured and sold each to a unique customer specification. A product shall be considered custom if (i) in wafer form, it is photomask tooled to a single customer specification, or (ii) if microcoded, a minimum of 20% of the code is unique to a single customer. An electrically programmable product shall not be considered a custom product. Custom Ferroelectric RFID Products shall include, without limitation, Custom ASIC Chips, Custom ASIC Modules, Custom ASIC Cards, Custom Readers/Controllers and Non-Recurring Engineering expenses.

     1.2  "EFFECTIVE DATE" means the date of this Agreement.

     1.3 "FERROELECTRIC RFID TECHNOLOGY" means (i) the underlying ferroelectric technology licensed by Racom from Ramtron pursuant to that Technology License Agreement dated October 23, 1991 ("Technology License Agreement"), as amended, for applications including contactless smart cards wherein interface to the product is by non-contact means such as inductive, capacitive or sonic coupling plus (ii) all patents, processes, formulae, trade secrets, know-how, technical data or other information relevant or useful to the design of Custom Ferroelectric RFID Products developed and owned by Racom for contactless applications. Ferroelectric RFID Technology shall not include any of the above items which Racom is contractually or legally restricted from disclosing to Rohm.

     1.4 "IMPROVEMENTS" means all improvements, enhancements and developments to the Ferroelectric RFID Technology made by either party or its Subsidiaries during the term of this Agreement.

     1.5  "LICENSE" has the meaning set forth in Section 2.1.

     1.6 "LICENSED APPLICATIONS" means the design, manufacture and distribution of Custom Ferroelectric RFID Products within Japan.

     1.7 "SUBSIDIARY" or "AFFILIATE" means any corporation, company or other entity more than fifty percent (50%) of the outstanding shares of stock entitled to vote for election of directors (other than any shares of stock whose voting rights are subject to restriction) of which is owned or controlled by either party hereto, directly or indirectly, now or hereafter during the term of this Agreement. Any corporation, company or other entity which would at any time be a Subsidiary of Rohm or Racom by reason of the foregoing shall be considered a Subsidiary for the purpose of this Agreement only so long as the ownership or control, directly or indirectly, by Rohm or Racom meets the conditions set forth herein. Any Subsidiary of Rohm or Racom which ceases to be a Subsidiary shall cease use of any Ferroelectric RFID Technology it has received pursuant to this Agreement and shall return all such Ferroelectric RFID Technology to the parties in a manner satisfactory to both parties.

     1.8 "INTERNAL TRANSFER PRICE" means the price at which Rohm's Custom Ferroelectric RFID Products manufacturing operations sells Custom Ferroelectric RFID Products to other Rohm divisions, departments or Subsidiaries.

     1.9  "TERRITORY" means Japan and Japanese Based Customers.

     1.10 "JAPANESE BASED CUSTOMERS" means those companies which have their headquarters in Japan, and their Asian Subsidiaries and Affiliated companies including those which do not have their headquarters in Japan.

     1.11 "ASIAN" means those countries listed in Exhibit A attached hereto and incorporated herein by this reference.


                                   ARTICLE TWO

                                GRANT OF LICENSE

     2.1 GRANT OF LICENSE. In consideration of Rohm's obligations under Articles Three and Five, Racom hereby grants to Rohm and its Subsidiaries, a non-exclusive, non-sublicensable, non-transferrable right and license (the "License") to use the Ferroelectric RFID Technology in connection with the design, development, manufacture and sale of Custom Ferroelectric RFID Products for use within the Territory but not otherwise. Sales to any party where Rohm reasonably believes the products will be resold or come to rest outside the Territory is prohibited. The License may not be used by Rohm for any purpose other than those specifically stated in this Section 2.1. In the event that Rohm has a significant sales opportunity outside the Territory, Rohm shall so notify Racom in writing. In the event that such Rohm sales opportunity is not in conflict with Racom's or Ramtron's interests, to be reasonably determined by Racom and Ramtron, Racom and Rohm agree to mutually discuss and decide how to proceed with such opportunity.

     2.2 RESERVATION OF OTHER TECHNOLOGY. Nothing in this Agreement shall be construed to grant any rights, express or implied, in or to Racom's intellectual property, inventions, methods, technical information, expertise, know-how or knowledge not specifically defined as Ferroelectric RFID Technology, or any rights to the Ferroelectric RFID Technology outside the Territory or for use other than in the Custom Ferroelectric RFID Products and the Licensed Applications, and all such rights are expressly reserved by Racom.

     2.3 SOLE IMPROVEMENTS. Any Upgrades which are made or developed by either party shall be and remain the exclusive property of such party; provided, however, that such party hereby grants to the other party a royalty-free, non-exclusive, non-sublicensable, non-transferable, perpetual license to use such Improvements during the term of this Agreement. In the case of

Racom, such right shall be worldwide and in the case of Rohm, such right shall be within the Territory. Such license shall not include the right to have a third party manufacture products using such improvements without prior written approval by the other party.

     2.4 JOINT IMPROVEMENTS. In the event that an Improvement (including but not limited to patents) is made during the term of this Agreement where at least one (1) employee each from both Racom and Rohm is involved in such Improvement, then the parties shall jointly own such Improvement with each party having an undivided equal ownership in such Improvement. Each party may perpetually use such Improvement for any purpose without any payment to the other party; provided that if a party grants a license to such Improvement to a third party other than that party's Subsidiary, then that party shall obtain the prior written approval of the other party to the sublicense within a reasonable period of time.


                                ARTICLE THREE

                                COMPENSATION

     3.1 LICENSE FEES. As partial consideration for the grant to Rohm of the License, Rohm shall pay to Racom a non-refundable, non-cancelable, license fee, in an amount equal to US$1,000,000, payable in four installments of US$250,000 each. Such installments shall be due and payable as follows:
US$250,000 within thirty (30) days following each of the following milestones:
Upon signing of this Agreement, Rohm's sale of a cumulative amount of ten million Custom Ferroelectric RFID Products, fifty million Custom Ferroelectric RFID Products, and one hundred million Custom Ferroelectric RFID Products, respectively.

     3.2  PURCHASE OF STOCK.  Within ten (10) days following the Effective
Date, Rohm shall purchase 300,000 shares of Racom common stock, par value $0.01, for a purchase price of US$3.00 per share. Rohm shall purchase an additional 200,000 shares of Racom common stock, par value $0.01, for a purchase price of US$3.00 per share upon Rohm's cumulative sale of ten million Custom Ferroelectric RFID Products as described in 3.1 above. The purchase of such common stock shall be evidenced by appropriate documentation to be prepared and executed by the parties within the time period specified above.

     3.3 SALES PROCESSING AND FEES. Rohm's sales group shall be responsible for all contact with its customers. Upon obtaining an order for Custom Ferroelectric RFID Products, Rohm's sales group shall simultaneously send a copy of the purchase order to Racom and a duplicate copy of the purchase order to Rohm's manufacturing group. Upon completion of the Custom Ferroelectric RFDD Products specified in such purchase order, Rohm's manufacturing group shall invoice Racom for such products at the Internal Transfer Price. Racom shall then invoice Rohm's sales group for such products at the Internal Transfer Price plus a sales processing fee of two percent (2%) of the sales price of such products, F.O.B. factory, charged by Rohm's sales group to the customer. In the event that Rohm's sales group purchases more than 25 million units of Custom Ferroelectric RFID Products on an accumulated basis in any given calendar quarter, the sales processing fee payable to Racom for the units purchased during such calendar quarter, shall be one and four tenths percent (1.4%) of the sales price charged by the Rohm sales group to the customer. In such event, payment terms and conditions for the products and sales processing fee shall be separately arranged by the parties. If Racom so requests, all such sales shall be made through Racom, Japan.

     3.4 DISPUTE REGARDING SALES PROCESSING FEES. In the event of any dispute regarding the amount of any sales processing fee payment allegedly due under or pursuant to this Agreement, the parties shall agree in commercial good faith on and appoint a nationally recognized firm of independent certified public accountants who shall audit the books and records of Rohm to determine the amount, if any, of the disputed fee payment or payments, which determination shall be final and legally binding on the parties for all purposes of this Agreement. If the parties are unable to agree on such a firm of independent certified public accountants, such firm shall be appointed by the chairman, president or the highest officer at such time of the American Institute of Certified Public Accountants. Racom shall pay the cost of any audit conducted pursuant to this Section; provided, however, that if it is determined that the proper amount of any disputed fee payment is more than US$5,000 greater than the amount reported by Rohm, then Rohm shall pay the cost of such audit, in addition to the additional sales processing fees that are determined to be due.

     3.5 ENTIRE COMPENSATION. The parties acknowledge and agree that the payments specified in this Agreement shall be the full and entire compensation which Rohm shall pay Racom pursuant to the terms of this Agreement. The parties agree that Rohm shall have no obligation to make direct payments to Ramtron for the license granted by Racom to Rohm hereunder.

     3.6 ADDITIONAL COMPENSATION. After payment by Rohm of the amounts set forth in Section 3.1 and 3.2, no additional fees shall be due by Rohm to Racom during the term of this agreement or any extension thereof except for the payment of Sales Processing Fees specified in Section 3.3 by Rohm to Racom.

     3.7 JOINT PRODUCT DEVELOPMENT. Racom and Rohm agree to cooperate in the development of Ferroelectric RFID Products. Racom's responsibilities shall be the definition, electrical design, marketing and sales. Rohm's responsibilities shall be the physical design, wafer manufacturing and testing. Rohm will have the exclusive manufacturing right for jointly developed products and Racom will have the exclusive marketing and sales rights. Each party will be responsible for funding their own efforts under their respective development responsibilities. After successful completion of development, Racom will order and purchase jointly developed products from Rohm in accordance with Section 5.1. Rohm and Racom agree that the first two designs for joint development are the LF II ASIC and a second HF ASIC both scheduled to complete development by the end of 1996.

                                  ARTICLE FOUR

                         NON-TRANSFERABILITY OF LICENSE

     Notwithstanding anything else contained herein or elsewhere to the contrary, the License may not be assigned, sublicensed, subdivided or transferred in any way whatsoever, in whole or in part, by Rohm, except to its Subsidiaries, without Racom's prior written consent, such consent to be within Racom's sole and absolute discretion.


                                 ARTICLE FIVE

                  MANUFACTURING SOURCE AND DISTRIBUTION RIGHTS

     5.1 MANUFACTURING SOURCE. As partial consideration for the grant of the License, Racom hereby commits to engage Rohm as its primary manufacturing source for ferroelectric RFID products. Rohm shall have the first opportunity to supply Racom's needs for ferroelectric RFID products worldwide including both direct purchases by Racom from Rohm and indirect purchases made through Ramtron. As partial consideration for the grant of the License, Rohm commits to use its best efforts to supply Racom's ferroelectric RFID product manufacturing needs under most favorable commercial terms and with competitive quality, delivery and pricing. In addition to the rights granted in Section 2.1 above, during the term of this Agreement, Racom hereby grants to Rohm a royalty-free, non-exclusive, non-sublicensable, non-transferable right and license to use the Ferroelectric RFID Technology for the sole purpose of manufacturing for, and sale of ferroelectric RFID products exclusively to Racom.

     5.2 DISTRIBUTOR. At Rohm's option, Racom Japan will appoint Rohm as a distributor for Racom's standard ferroelectric RFID products for Japan under most favorable commercial terms.

                                  ARTICLE SIX

                          INTELLECTUAL PROPERTY RIGHT

     The parties shall cooperate and use their best efforts to defend the Ferroelectric RFID Technology and any Improvements against claims asserted by a third party that such technology is invalid or unenforceable, or an infringement of the intellectual property rights of a third party.

                                 ARTICLE SEVEN

                               TERM OF AGREEMENT

     This Agreement becomes effective on the Effective Date. It shall continue in full force and effect for a term of five (5) years, commencing on the Effective Date and continuing for so long thereafter as the licenses granted hereunder remain in force and effect and Rohm continues to manufacture ferroelectric RFID products; provided that it may be terminated by each party pursuant to Article Eight hereof.

                                  ARTICLE EIGHT

                                   TERMINATION

     8.1 This Agreement shall immediately terminate upon written notice to such effect by either party hereto to the other party, without the necessity of prior notice, (i) in the event of such other party's voluntary or involuntary bankruptcy or insolvency, (ii) in the event that such other party shall make an assignment for the benefit of creditors, or (iii) in the event that a petition should have been filed against such other party under a bankruptcy law, any other law for relief of debtors, or other law similar in purpose or effect, the effect of which is to cause such other party to have its business effectively discontinued.

     8.2 This Agreement shall automatically terminate upon the termination of the technology license between Ramtron and Racom for the Ferroelectric RFID technology for any reason whatsoever. In the event that Racom's Ferroelectric RFID Technology License with Ramtron terminates for any reason whatsoever, Ramtron has agreed to grant directly to Rohm substantially all of the rights granted by Racom to Rohm hereunder without any additional payments by Rohm, other than sales processing fees as specified in Section 3.3 herein, per Exhibit B attached hereto.

     8.3 If any party to this Agreement should breach any material obligation herein, the injured party may at its option give written notice to the defaulting party specifying the respect in which the defaulting party has breached this Agreement. In the event that such breach is not remedied within sixty (60) days after such notice, the injured party may, by written notice to the defaulting party, terminate this Agreement with immediate effect.

     8.4 If a party (the "Terminating Party") terminates this Agreement under Sections 8.1 or 8.3, any and all licenses granted to the Terminating Party hereunder shall survive such termination, provided that Articles 3 and 5 are complied with.

     8.5 Racom represents and warrants that it has all right, title and interest to the Ferroelectric RFID Technology, including but not limited to airline, postal and courier applications, licensed hereunder to Rohm and/or its subsidiaries, and that it has the right to grant to Rohm and/or its Subsidiaries the License granted herein.

                                 ARTICLE NINE

                                CONFIDENTIALITY

     9.1 "Confidential Information" shall mean any information disclosed by one party to the other or any of its Subsidiaries or jointly created by the parties pursuant to this Agreement which is on written, graphic, machine readable or other tangible form and is marked "Confidential" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

     9.2 Each party may not, during the term of this Agreement and for three (3) years thereafter, disclose in any manner to any person, firm or corporation, any confidential knowledge or information obtained by such party from the other party in carrying on its business hereunder. Each party shall require each of its Subsidiaries, employees, representatives and agents to whom such knowledge or information is made available to observe the party's obligations under this Agreement. Notwithstanding anything herein to the contrary, Confidential Information shall not include (i) information previously known to recipient or any of its Subsidiaries as evidenced by the written records of the receiving party or any of its Subsidiaries, (ii) information which becomes publicly available by other than unauthorized disclosure, (iii) information which is received by recipient or any of its Subsidiaries from a third party whose disclosure does not violate any confidentiality obligation or
(iv) information which is independently developed by recipient or any of its Subsidiaries.

     9.3 Disclosure of Confidential Information will not be prohibited if such disclosure is:

     (a) in response to a valid order of a court or government body of the United States or Japan; provided, however, that the receiving party shall first have given notice to the disclosing party and made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purpose for which the order was issued;
     (b)  otherwise required by law; or
     (c)  to the legal representative of a party hereto.

     9.4 Nothing in this Agreement creates any obligation in any way limiting or restricting assignment or reassignment of employees by the receiving party or any of its Subsidiaries, or to or from or within any such Subsidiaries.

     9.5 The parties hereby agree that the terms and conditions of this Agreement shall be Confidential Information.

     9.6 If deemed by the parties to be necessary for the purpose of this Agreement, each party will designate one (1) or more documentation manager(s) whose responsibility is to receive, on behalf of the receiving party, all Confidential Information pursuant to this Agreement, and to monitor within their company the distribution of the received Confidential Information for the purpose of this Agreement.

                                  ARTICLE TEN

                REPRESENTATION/WARRANTY AND LIMITATION OF LIABILITY

     10.1 Racom and Rohm represent and warrant that (i) they have full power and authority to enter into this Agreement and (ii) the terms and conditions of this Agreement, and either party's obligations hereunder, do not conflict with or violate any terms and conditions of any other agreement or commitment to which either party is a signatory or by which it is bound. Either party will defend and indemnify the other party against any third party claims arising out of or related to the above warranties.

     10.2 Racom represents and warrants that it has all right, title and interest to the Ferroelectric RFID Technology licensed hereunder to Rohm and/or its Subsidiaries, and that it has the right to grant to Rohm and/or its Subsidiaries the license granted herein.

     10.3 Each party represents and warrants to the other party that it shall not disclose to the other party any confidential proprietary information of any third party or parties without having obtained the written consent of such third party or parties for such disclosure.

     10.4 Each party guarantees that its Subsidiaries will comply with the terms and conditions of this Agreement, and each party will be responsible for such compliance. If a Subsidiary is unable to comply with the terms and conditions of this Agreement, then such Subsidiary shall not have any rights under Article 2.

     10.5 OTHER THAN THOSE SPECIFIED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, REGARDING FERROELECTRIC RFID TECHNOLOGY, PATENTS, TRADE SECRET RIGHTS, COPYRIGHTS MASK WORK RIGHTS OF ANY TYPE WHATSOEVER REGARDING CUSTOM FERROELECTRIC RFID PRODUCTS, INCLUDING THEIR MERCHANTIBILITY, FITNESS FOR ANY PARTICULAR PURPOSE, SEGMENT OF ANY
THIRD PARTY PATENT, PERFORMANCE, RELIABILITY OR QUALITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE RESPONSIBLE OR LIABLE FOR DAMAGES, WHETHER DIRECT OR INDIRECT, CONSEQUENTIAL OR INCIDENTAL, WHICH MIGHT ARISE OUT OF THE OTHER PARTY'S USE OF FERROELECTRIC RFID TECHNOLOGY, PATENTS, TRADE SECRET RIGHTS, COPYRIGHTS MASK WORK RIGHTS OF ANY TYPE WHATSOEVER REGARDING CUSTOM FERROELECTRIC RFID PRODUCTS.

                                 ARTICLE ELEVEN

                                 FORCE MAJEURE

     In the event that either party hereto shall be rendered wholly or partly unable to carry out its obligations under this Agreement by reasons of causes beyond its reasonable control, including but not limited to fire, flood, explosion, action of the elements, acts of God, accidents, epidemics, inability to obtain equipment or material, or insurrection, riots or other civil commotion, war, enemy action, acts, demands or requirements of the government in any state or by other cause which it could not reasonably be expected to avoid, then the performance of the obligations of each party or the parties as they are affected by such causes shall be excused during the continuance of any inability so caused but such inability shall as far as possible be remedied with all reasonable dispatch.

                                  ARTICLE TWELVE

                       COMPLIANCE WITH LAWS AND REGULATIONS

     12.1 The parties shall comply with all applicable governmental laws, ordinances and regulations. Each party shall be solely responsible for its own individual violations of any such laws, ordinances, and regulations.

     12.2 The parties understand and agree that they are subject to all applicable laws and regulations of the United States of America ("U.S."), Japan and any other applicable jurisdiction with respect to the export and use of the Ferroelectric RFID Technology or the Custom Ferroelectric RFID Products. The parties shall comply in all respects with such laws, and regulations insofar as they may apply to their performance under this Agreement. Without limiting the generality of the foregoing, the parties shall not sell, re-export, deliver or re-transfer, the Ferroelectric RFID Technology or the Custom Ferroelectric
RFID Products, directly or indirectly, to any country to which such export, sale, re-export, delivery or re-transfer is restricted or prohibited by Japanese, U.S. or other relevant laws, without obtaining prior authorization from competent government authorities as required by those laws.

                               ARTICLE THIRTEEN

                                  ASSIGNMENT

     13.1 Each party to this Agreement may not assign this Agreement or any rights under this Agreement without the express written permission of the other party.

     13.2 Notwithstanding the above, in the event of transfer of a controlling interest in a party to a party not in control at the time of the execution of this Agreement, this Agreement shall bind and inure to the benefit of each party, its successors and assigns.

                                 ARTICLE FOURTEEN

                                   ARBITRATION

     All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or the breach thereof, which cannot be resolved between the parties shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators. Each party shall appoint one (1) arbitrator of its choosing, and the two (2) arbitrators thus selected shall appoint the third arbitrator, who may not be a national of U.S. or Japan. Such arbitration shall be held in the English language in Denver, Colorado, if Rohm is the demanding party, or in Osaka, Japan, if Racom is the demanding party. The award shall be final and binding upon the parties. This Article does not apply to breaches of obligation of Article Nine (Confidentiality). Each party may seek relief from the courts (including injunctive and other equitable relief) in connection with any such breach.

                                  ARTICLE FIFTEEN

                             GOVERNING LAW AND LANGUAGE

     This Agreement shall be construed and interpreted in accordance with, and the rights and obligations of the parties hereto shall be determined by, the laws of the State of California, U.S.A, without giving effect to the principles of conflicts of laws. This Agreement shall be executed in the English language which shall be the original and shall control in the event of any difference between the English text of this Agreement and any translation hereof which may be made.

                                 ARTICLE SIXTEEN

                                    AMENDMENTS

     No part of this Agreement may be amended, altered or otherwise changed unless in writing duly executed by the parties hereto.

                                 ARTICLE SEVENTEEN

                                 ENTIRE AGREEMENT

     This Agreement is the entire agreement between the parties and supersedes and shall be substituted for each and every agreement with respect to the subject matter hereof, whether written, oral or otherwise in effect between the parties.

                                 ARTICLE EIGHTEEN

                                     NOTICES

     All notices and other communications that are required pursuant to this Agreement shall be written in the English language and transmitted by air-mail and/or telex, acknowledgment of receipt required, to the addressee party at its respective address set forth in the first paragraph of this Agreement or such other address as the addressee party may from time to time designate to the other party in writing.

                                 ARTICLE NINETEEN

                                GENERAL PROVISIONS

     19.1 TRADEMARKS. Nothing contained in this Agreement shall be construed as conferring any rights to use in advertising, publicity or other marketing activities, any name, trade name, trademark or other designation of either party hereto (including any contraction, abbreviation or simulation of any of the foregoing).

     19.2 PUBLICITY. All notices to third parties and all other publicity concerning the terms and conditions of this Agreement shall be jointly planned and coordinated by and between the parties. Neither of the parties shall act unilaterally in this regard, without the prior written approval of the other party. It is expected that the parties will mutually agree upon a press release which will be issued after the effective date of this Agreement.

     19.3 NO WAIVER. No failure or delay on either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

     19.4 CAPTIONS. The captions used in this Agreement are for convenience of reference only and are not to be used in interpreting the obligations of the parties under this Agreement.

     19.5 SEVERABILITY. In the event that any provision is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     19.6 INDEPENDENT CONTRACTOR. The parties are independent contractors. Nothing contained herein or done pursuant to this Agreement shall constitute the parties as entering into a joint venture or partnership, or shall constitute either party as the agent of the other party for any purpose or in any sense whatsoever.

     19.7  SURVIVAL.  Unless otherwise specified hereunder, Articles Nine,
Ten, Twelve, and Fourteen, and Sections 2.4, and 3.5 shall survive and continue after expiration and/or termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to sign this Agreement on the day and year first above written in duplicate, each party retaining an original copy.


                                       RACOM SYSTEMS, INC.


                                       By: /s/ Richard L. Horton
                                          ---------------------------------
                                          Richard L. Horton, President

                                       ROHM CO., LTD.


                                       By: /s/ Junichi Hikita
                                          ---------------------------------
                                          Junichi Hikita, Managing Director

                                   EXHIBIT A
                                ASIAN COUNTRIES

-    Afghanistan
-    Bangladesh
-    Bhutan
-    Brunei
-    Cambodia
-    China
-    Cook Islands
-    Hong Kong
-    India
-    Indonesia
-    Laos
-    Malaysia
-    The Maldives
-    Mongolia
-    Myanmar (Burma)
-    Nepal
-    Niue
-    North Korea
-    Pakistan
-    Philippines
-    Qatar
-    Singapore
-    South Yemen
-    South Korea
-    Sri Lanka
-    Taiwan
-    Thailand
-    Tibet
-    Vietnam

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                                   SUPPLEMENT

     By way of supplement to the COOPERATIVE AGREEMENT FOR LICENSED MANUFACTURING OF FERROELECTRIC RFID PRODUCTS between Racom Systems, Inc. ("Racom') and ROHM Co., Ltd. ("Rohm") entered into between the parties on the 21st day of June, 1995 (the "Cooperative Agreement"), Racom and Rohm hereby further agree as follows:

1. Racom represents and warrants that any other companies other than Racom shall not have rights to sub-license the Ferroelectric RFID Technology described in the Cooperative Agreement, licensed by Ramtron International Corporation to Racom.

The parties hereto have caused this Supplement to be executed by their respective duly authorized representatives in duplicate, each party retaining an original copy.

                                       Racom Systems, Inc.

                                        /s/ Richard L. Horton
                                       ---------------------------------
                                       Name:  Richard L. Horton
                                       Title: President
                                       Date:


                                       Rohm Co., Ltd.

                                        /s/ Junichi Hikita
                                       ---------------------------------
                                       Name:  Junichi Hikita
                                       Title: Managing Director
                                       Date: